Exhibit 10.19

Dated 29 April 2004

(1)        INDALEX, INC

(2)        ASIA ALUMINUM GROUP LIMITED

SUPPLY AGREEMENT

THIS AGREEMENT is made this 29th day of April, 2004

BETWEEN:-

(1)                    Indalex, Inc, a company incorporated in Delaware whose correspondence address is situated at 3000 Lakeside Drive, Suite 309 South, Bannockburn, Illinois 60015 (the “Purchaser”); and

(2)                    ASIA ALUMINUM GROUP LIMITED, a company incorporated under the laws of British Virgin Islands whose correspondence address is situated at 12th Floor, Railway Plaza, 39 Chatham Road South, Tsimshatsui, Kowloon, Hong Kong (the “Supplier”).

WHEREAS the Purchaser and the Supplier have agreed to enter into this Agreement which sets out the principal terms in relation to the supply of aluminum extrusion products (the “Products”) by the Supplier to the Purchaser. The conditions contained herein shall be applied to each of the Contracts (as defined below) to be entered into between the Purchaser and the Supplier.

1.                         BASIS OF SALE

The Supplier shall supply, and the Purchaser shall purchase, the Products, on a non-exclusive basis, subject to the terms contained in the Purchaser’s purchase orders (“Orders”) for the Products accepted in writing by the Supplier (the “Contract”).

2.                         QUANTITY

The Purchaser indicates in principle that the maximum quantity of the Products to be purchased from the Supplier for the following respective periods shall be as follows:

(a)                    4,500 metric tons for the 6 months ending 30 June 2004;

(b)                   20,000 metric tons for the 12 months ending 30 June 2005;

(c)                    30,000 metric tons for the 12 months ending 30 June 2006; and

(d)                   18,000 metric tons for the 6 months ending 31 December 2006.

The parties agree that the quantities indicated above are non binding and may be varied by them from time to time based on changes in the Supplier’s and/or the Purchaser’s marketing strategy or changes in the economic and market conditions affecting the Supplier’s and/or the Purchaser’s business including any decline in the aluminum extrusion market, which may adversely affect the Purchaser’s demand.

3                            PRICE

3.1                    The price of the Products shall be the Supplier’s quoted price, which shall be determined by reference to the then prevailing ingot price per metric ton in US$ as quoted on the London Metal Exchange at the time of confirmation of the Order plus a processing fee based on the level and complexity of the processing work in accordance with the specification of the Products.

3.2                    A price list for different levels of processing work acknowledged by the Parties is set forth in Schedule A. The Parties agree that the prices of the Products as shown in the list are not binding on the Parties but are intended for the reference of the Parties when agreeing on the prices of the Products for the Orders.

4                            TERMS OF PAYMENT

4.1                    Subject to any special terms agreed in writing between the Purchaser and the Supplier, the Supplier may invoice the Purchaser for the price of the Products on or at any time after delivery of the Products and that the Purchaser shall pay the price of the Products within 60 days of the date of the Supplier’s invoice;

4.2                    If the Purchaser fails to make any payment on the due date then, without limiting any other right or remedy available to the Supplier, and unless such failure is due to any of the matters stated in paragraph 5 below or other breach of Contract by the Supplier resulting in the Purchaser’s dispute in good faith regarding payment, the Supplier may:

4.2.1          cancel the Contract or suspend any further deliveries to the Purchaser under any Contract;

4.2.2          scrap and reclaim any Products which are the subject of any Contract by the Purchaser, whether or not appropriated thereto; or

4.2.3          charge the Purchaser interest (both before and after any judgment) on the amount unpaid at the rate of 10 per cent per annum (both before and after any judgment) from (a) (in the case of overdue price for the Products) the date of delivery of the relevant Products or (b) (in all other cases) from the date on which payment is due until payment in full is made.

Provided that the Supplier may at its discretion waive any of the above rights. However, no waiver of any of the above rights, in one or more instances, will be deemed or construed as a further or continuing waiver of any of the rights set forth above.

5                            DELIVERY, INSPECTION AND ACCEPTANCE

5.1                    Title to and all risk of loss or damage with regard to the Products will pass to Purchaser upon delivery by Supplier to the carrier designated by, for or on behalf of Purchaser in its Orders or otherwise.

5.2                    Supplier agrees to deliver to the carrier designated by Purchaser all Products by the delivery dates designated by Purchaser in its Orders duly accepted by the Supplier. Purchaser’s remedies for delay in delivery will include the recovery of Purchaser’s reasonable out-of-pocket expenses and (upon notice in writing as soon as practicable to Supplier of such purchase) the difference in the reasonable cost to Purchaser of any Products purchased from another manufacturer (where applicable) to cover the delay, as compared to Supplier’s price.

5.3                    Subject to paragraph 5.4 below, Purchaser will have the right to refuse to accept or to reject any Products at any time should the Products fail to meet applicable specifications or are otherwise defective or faulty at the time title passes to Purchaser. If it is proved that the Supplier is in default of its obligations in relation to the quality of the Products pursuant to an Order, Supplier will be responsible for reimbursement to Purchaser for any reasonable costs incurred in inspecting, processing, scrapping, handling, and transporting defective or faulty Products.

5.4                    The Purchaser shall, without prejudice to the other rights and remedies of the Purchaser, be entitled, within three months from the date of receipt of the Products in the United States of America and Canada (but not otherwise save as otherwise expressly provided herein), by notice in writing to the Supplier reject all, or any part, of the Products that are the subject matter of any Order in any one or more of the following events: (1) all or any of the Products are not fit for their respective purposes (if any) made known to the Supplier in writing, (2) all or any of the Products do not comply with applicable specifications; (3) all or any of the Products are not of merchantable quality; and (4) all or any of the Products do not correspond in all material respects with any and all samples or do not correspond with the descriptions contained in such Order, or both.

6                            TERM

This Agreement shall be deemed to have commenced on 1 January 2004 and shall continue until 31 December 2006 (the “Initial Term”), and shall be renewed for successive three years terms unless terminated by either party giving a prior written notice of three months to the other. Termination of this Agreement shall not affect the rights and obligations of either party under any Contract.

7                            MISCELLANEOUS

7.1                    The Supplier is a member of a group of companies, and accordingly, the Supplier may perform any of its obligations or exercise any of its rights under this Agreement or any Contract by itself or through any company which is at the relevant time the holding company of or subsidiary of the Supplier or the subsidiary of any such holding company, provided that any act or omission of any such other member shall be deemed to be the act or omission of the Supplier.

7.2                    The Purchaser is a member of a group of companies, and accordingly, the Purchaser may perform any of its obligations or exercise any of its rights under this Agreement or any Contract by itself or through any company which is at the relevant time the holding company of or subsidiary of the Purchaser or the subsidiary of any such holding company, provided that any act or omission of any such other member shall be deemed to be the act or omission of the Purchaser.

7.3                    Each party agrees to indemnify, defend, and hold the other party harmless from any and all claims, liabilities, damages, reasonable costs and expenses (including, without limitation, reasonable attorney’s fees and expenses) suffered or incurred by that other party resulting from, arising out of or relating to any breach by it of its warranties, covenants or agreements under this Agreement.

7.4                    A notice required or permitted to be given by either party to the other under the terms herein shall be in writing addressed to that other party at its registered office or principal place of business or such other address as may at the relevant time have been notified pursuant to this provision to the party giving the notice.

7.5                    This Agreement is governed by and shall be construed in all respects in accordance with laws of the United States and the state of Delaware as applicable to contracts made and to be performed in the state of Delaware without regard to conflict of law principles and the parties hereby submit to the non-exclusive jurisdiction of the courts of Delaware in connection herewith.

7.6                    To the extent the provisions of any Contract are inconsistent with or conflict with this Agreement the terms of this Agreement shall prevail.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative on the date first written above.

Indalex, Inc			Asia Aluminum Group Limited

By	:	/s/ Trj Stubbs	By	:	/s/ Benby Chan

Name	:	TRJ STUBBS	Name	:	BENBY CHAN

Title	:	CEO	Title	:	DIRECTOR

SCHEDULE A

PRODUCT PRICES

Press Size	550 T	800-1350 T	1750-2000 T	2750-4000 T
	(US$/MT)	(US$/MT)	(US$/MT)	(US$/MT)
Mill Finish	550	550	650	800
Anodizing (10-15u) premium over Mill Finish	440	310	320	320
Painting (1 coat), Premium over Mill Finish	450	375	375	375
Brite Dip (Chemical Polish) premium over Mill Finish	850	850	750	—
Transparency Coating, premium over Mill Finish	590	490	400	400

The Product prices listed above are subject to the following provisions:-

1.                          All prices are based on +LME per Metric Ton (“MT”) in US$, FOB Shansan Port in South China near Foshan.

2.                          All Product prices include all packaging specified in the applicable specifications.

3.                          The LME price component of the Product prices is determined by the LME 3 months future prices at the same day as to the placement of the order.

4.                          All prices quoted for specific orders are inclusive of all items specified in any request for price quotation, and they shall remain effective for the life of the order.

5.                          All prices are quoted and all transactions will be executed in US Dollars.

6.                          Categorization of new Products within the above table will be subject to agreement between the Purchaser and the Supplier, prior to placement of the Order.